SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 31, 2014 (January 28, 2014)

Neuralstem, Inc.

(Exact name of registrant as specified in Charter)

Delaware	000-1357459	52-2007292
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

9700 Great Seneca Highway, Rockville, Maryland 20850

(Address of Principal Executive Offices)

(301) 366-4841

(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 28, 2014, the Compensation Committee (“Committee”) of the board of directors (“Board”) of Neuralstem, Inc. (the “Company”) approved a modification to one of Dr. Karl Johe’s previous stock option grants as described below.

On July 25, 2012, in connection with the renewal of Dr. Johe’s employment contract, we granted Dr. Johe 5,000,000 common stock purchase options. The options have an exercise price of $0.92 and a term of 10 years. The options vest at a rate of 500,000 shares every six months. In addition to the vesting conditions, vesting of the final 2,000,000 options was also subject to the Company receiving approval from its shareholders to either: (i) make the grant on a stand-alone basis, (ii) amend the terms of our 2010 Equity Compensation Plan to increase the number of shares available for grant under the plan by at least 2,000,000 common shares, or (iii) authorize a new equity compensation plan covering at least 2,000,000 common shares. On June 21, 2013 at the Company’s 2013 Annual Meeting of Shareholders, the shareholders approved the amendment to the 2010 Equity Compensation Plan and accordingly, the condition was met.

Additionally, the number of shares into which the final 2,500,000 options to vest are exercisable into was subject to reduction (but not increase) if the closing price of the Company’s common stock on the day of exercise is above $5.00. The reduction applied to the number of shares of common stock underlying the options being exercised by a fraction of which the numerator was $5.00 and the denominator is the closing price of the Company’s common stock on the day of exercise, subject to further adjustment as provided for in the 2010 Equity Compensation Plan. On January 28, 2014, the Committee modified the options to remove this provision.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

NEURALSTEM, INC

By:	/s/ I. Richard Garr
I. Richard Garr Chief Executive Officer

Dated: January 31, 2014